Capstone Companies, Inc.

Year-End 2020 Financial Results Conference Call

April 1, 2021

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Capstone Companies, Inc. – Year-End 2020 Financial Results Conference Call, April 1, 2021

C O R P O R A T E   P A R T I C I P A N T S

Stewart Wallach, President, Chief Executive Officer

Gerry McClinton, Chief Financial Officer

Aimee Brown, Corporate Secretary

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

David Kay, Private Investor

Mike Cory, Private Investor

Eddie Hattar, Hattar Investments

Eric Ralph, Private Investor

James Altman, Private Investor

P R E S E N T A T I O N

Operator

Greetings and welcome to Capstone Companies Inc. Year End 2020 Financial Results Conference Call.

It is now my pleasure to introduce Aimee Brown, Corporate Secretary for Capstone Companies Inc. Thank you, you may begin.

Aimee Brown

Thank you, Doug, and good morning to everyone. On the call today is Stewart Wallach, Capstone’s President and Chief Executive Officer, and Gerry McClinton, Chief Financial Officer. They will be discussing the year end 2020 financial results, as well as give us an update on the strategy and outlook, followed by a question-and-answer session.

If you do not have the release that was distributed yesterday afternoon, it is available on the Company’s website at capstonecompaniesinc.com.

As you are aware, we may make forward-looking statements during today’s presentation. These statements apply to future events which are subject to risks and uncertainties as well as other factors that could cause the actual results to differ materially from where we are today. These factors are outlined in our earnings release as well as in documents filed by the Company with the Securities and Exchange Commission, which can be found on capstonecompaniesinc.com or SEC.gov.

With that, I’ll turn it over to you, Stewart.

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Capstone Companies, Inc. – Year-End 2020 Financial Results Conference Call, April 1, 2021

Stewart Wallach

Thank you, Aimee, and good morning. Before introducing Gerry McClinton to provide an overview of the 2020 financial performance, I’d like to say that putting this year behind us is welcomed in so many different ways. For me personally, I would like to wish everyone good health as the global pandemic battle continues but nears its end, and whether you see the future as a new normal or a now normal, I wish you and yours well going forward.

Relative to the Company performance, the discussion of 2020 really becomes a discussion of the global pandemic and its impact on all the key financial indicators. As the single largest shareholder in this Company and the head of your management team, in my perspective, this reporting period can only be characterized as frustrating. There are no benchmarks for operating under such conditions, and yet as many companies have failed to survive, we are preparing for the launch of our best product innovation in our Company’s history. We not only accomplished this while supply chains were shut down and working conditions were compromised globally, we did so without incurring additional debt and have funded the product expansion throughout 2020.

I see the Company more like a start-up, at this juncture, than I do a mature business as we have transitioned the product line to an entirely new emerging category.  Unlike a start-up, however, your management team has proven its acumen over a decade of solid business performance and is highly motivated as we anticipate the launch of the Connected Surfaces portfolio.  It is this new direction that serves to support my confidence in the Company.

I would like to point out at this time, based on many inquiries that I’ve received that I have not sold a single share of stock nor has Dr. Jeff Postal.  We maintain our support of the Company and are enthusiastic in moving forward and putting 2020 behind us.

At this time, I’ll turn it over to Gerry to discuss the year-end numbers.

Gerry McClinton

Thank you, Stewart and good morning, everyone. For those new investors attending today for the first time, by way of introduction, I’m Gerry McClinton, the Company’s CFO, and I’ve worked at Capstone for the past 20 years.

I would first like to take this opportunity to acknowledge our employees on their commitment during this very difficult year. Of particular importance, I would point out our Company’s ability to adjust the operations and relative costs through the adoption of flexible systems and protocols put in place both overseas and in the United States.

Turning to our 2020 financial performance, as is always good practice, we encourage you to review the filed Form 10-K. As activity was minimal and focused and product development as opposed to revenue building, today’s financial presentation will be abbreviated.

In reviewing the 2020 financial results, we experienced an unprecedented decline in our revenues, earnings, and a goodwill impairment adjustment. None of these factors could possibly have ever been anticipated at the start of the year.

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Capstone Companies, Inc. – Year-End 2020 Financial Results Conference Call, April 1, 2021

As Stewart will be expanding upon following this segment, the Company had a successful product introduction at the Consumer Electronics 2020 Show, known as Connected Surfaces. In the weeks that followed, the supply chain was impacted by the global pandemic and the trickledown effect to businesses across the globe was in many cases devastating. Our mature financial discipline has enabled us to continue investment and internally fund 100% of our ongoing product development, online platform infrastructure, the expansion of our social media presence, and establishing a fully certified electronic supplier in Thailand while incurring no Company debt.

The OEM factor we partnered with in Thailand for the smart mirror manufacturing is uniquely qualified. It is experienced in the development and production in products similar to the smart mirror program, such as televisions, displays and monitors. As Thailand has a free trade agreement with the United States, transitioning production to Thailand will help stabilize our pricing and we anticipate will be a strategic competitive advantage looking forward.

Let’s take a look at the numbers.

For the year ended December 31, 2020, net revenues were approximately $2.8 million, a decrease of $9.6 million from $12.4 million in 2019. The decrease in net revenue was driven by the initial supply issues resulting from the global lockdown and then compounded by the uncertainty felt by retailers due to the reduction in consumer foot traffic. International (phon) sales in 2020 were approximately $700,000 as compared to $1.2 million in 2019. Gross profit for the years ended December 31, 2020 and 2019 was approximately $504,000 or 18.2% of net revenue, and $2.4 million or 19.6% of net revenue. For the years ended December 31, 2020 and 2019, cost of sales were approximately $2.3 million and $10 million respectively - that’s a decrease of $7.7 million from 2019. This reduction in cost of sales was a direct result of the reduced revenue in the year. Costs represented 81.8% and 80.4% of net revenue for 2020 and 2019.

Total operating expenses for the year ended December 31, 2020 and 2019 were $3.6 million and $3.4 million respectively. This represents a $223,000 or 6.6% increase over 2019. As a result of the reduced revenue and economic uncertainty caused by the COVID-19 pandemic, sufficient financial indicators existed to trigger the performance of interim goodwill impairment analysis for each reporting quarter. This resulted in a $624,000 impairment charge for 2020 and is included in the total operating expenses. If we actually eliminate the effect of the impairment charge, total operating expenses in 2020 would have been $3 million - that’s a reduction of $400,000 or 11.8% from 2019 expense levels.

Now in respect to the impact of COVID-19 and to conserve cash, management initiated an expense containment plan. It resulted in four positions being eliminated in the Hong Kong operation, executive management deferring 50% of their income since September 2020. At the same time, the Company continued to invest $30,000 in social media marketing, $25,000 in web design and maintenance, and a further $182,000 in the smart mirror portfolio, so despite the cost containment initiative, the Company still invested $237,000 of operating expense in support of our future online business.

For the year ended December 31, 2020, the operating loss was $3.1 million as compared to $933,000 in 2019, a loss increase of $2.2 million over 2019. For Fiscal 2020, other income was $90,000 compared to $26,000 in 2019. The other income resulted from the forgiveness of a $90,000 loan received as part of the Small Business Administration Paycheck Protection Program. The Company had zero interest in 2020 and $3,200 in 2019.

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Capstone Companies, Inc. – Year-End 2020 Financial Results Conference Call, April 1, 2021

Also as a result of The CARES Act, the Company was able to carry back the 2018 and 2019 net operating losses to the 2017 tax year and generated an estimated refund of previously paid income taxes. For the years ended December 31, 2020 and 2019, net benefit from income tax was estimated at $612,000 compared to $15,000 in 2019. In Fiscal 2020 and 2019, the net loss was approximately $2.4 million and $892,000, a net loss increase of $1.5 million over 2019.

Let’s talk a little bit about the liquidity and capital resources. In 2019, we took great strides to improve our cash balance and accumulated cash position. We started 2020 with $3.1 million in cash and ended the year with $1.2 million. During the year, our factoring facility was terminated as it was not being utilized and really was only conducive for—was not conducive for a direct import program with a big box retailer. The initial phase of developing the smart mirror market will be focused on direct online sales.

Gross profit margins generated by the ecommerce model are strong, but the Company’s funding model will be significant changed. The Company will now need to fund domestic warehouse inventory to meet consumer expectations of a one or two-day delivery. We currently are having discussions with institutions that facilitate funding for ecommerce, but we have not yet finalized any agreements at this time.

As in the past, in the early days of Capstone’s history, insiders provided bridge financing while conventional financing was not readily available and capital markets were too toxic to the Company and its shareholders. To that point, the directors Jeffrey Postal and Stewart Wallach recently provided a $750,000 working capital line to be used to cover potential working capital shortfalls during this transition period. With the product expansion of the Connected Surfaces portfolio, the Company’s future capital requirements will increase. The Company will continue to invest additional funding to support the domestic inventory and marketing campaigns for Q3 and Q4.

Cash used in operating activities was approximately $1.86 million in 2020 compared to approximately $586,000 in 2019. The negative cash impact of the net loss of approximately $2.4 million on an increase in accounts receivable of $106,000 was partially offset by $624,000 goodwill impairment charge. Cash flows used in investing activities in 2020 was approximately $13,000 compared to $34,000 in 2019. The Company continues to invest in prototyping and tooling.

Cash used in financing activities for the year ended December 31, 2020 and 2019 was approximately $36,000 and $71,000 respectively. These funds were used to repurchase 283,000 shares of Company stock. During 2020 and 2019, the Company repurchased a total of 750,000 shares at a cost of $107,700. The Company will continue resuming stock repurchase programming when cash flow permits.

As of December 31, 2020, the Company had zero debt outstanding and no encumbrances on the assets of the Company.

This concludes my financial summary for 2020. I’ll now turn the call back to you, Stewart.

Stewart Wallach

Thank you Gerry. As there is little to expand upon relating to the numbers Gerry just shared with us, I would like to take advantage of this time with all of you to discuss Capstone today and tomorrow.

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Capstone Companies, Inc. – Year-End 2020 Financial Results Conference Call, April 1, 2021

The one comment I will make before we put 2020 behind us is regarding the conservative nature of the Company’s management and Directors. Taking a conservative path can yield results that are less favorable in reporting at times, but it speaks volumes to transparency and our respect for business fundamentals. I can comfortably state that if it were not for management’s consistent and disciplined management style over the years, we would not have been in a strong cash position which enabled us to operate during the pandemic without incurring debt. Moreover, it is because of the Company’s disciplined management that insiders like myself, and Dr. Postal continue to invest in the Company and provide support when needed.

That being said, let’s move on.

Capstone today - first and foremost, I want to emphasize that the smart mirror program is finished. All development work is done. All prototyping is done. We are currently going to the next level, which is certification and testing. The planned launch will include two styles of smart mirrors: our standard size mirror and our full-length wardrobe fitness mirror. Supply chains have been solidified and production will commence immediately upon completion of the aforementioned required testing and certifications the mirrors must undergo before shipping to North American markets.

I want you to know that we have done everything feasibly possible to expedite the laboratory testing and will continue to pressure the labs such that if an opportunity opens up and if somebody cancels and a time slot becomes available, we are ready to move ahead immediately. Regardless, the testing laboratories are simply backed up due to the large number of businesses that are now resuming normal activities after a year of dormancy.

The testing phase of the development process is the only thing holding us up at this time - I want to emphasize that.  We are ready to go to market. The testing phase is the only thing holding us up at this time.

Capstone tomorrow - immediately upon production, we will be airing in initial quantities for stocking in an Amazon facility. At that point in time, our smart mirrors will be available on the Capstone Connected website and through Amazon direct. We will have production orders placed with the factory for June and July deliveries which will be based upon the analytics we have collected over the past six to nine months. The determinations to air these in or ship by sea will be made at that time, depending on the backlog situation and the related demand.

Currently we expect 75% of sales to be at the entry level standard size mirror and 25% in our full-length wardrobe fitness mirror. Once the analytics and research are further validated, we will be in a better position to adjust our ordering by style based on actual rates of sale.

With the start-up of production, Capstone also plans to resume its PR campaign effort which was suspended early last year due to the pandemic and companies’ expense containment initiatives mentioned earlier. I want to clarify that we will continue to issue internal PR as material information is available. In addition to this Capstone managed PR, we plan to resume the Company’s PR campaign that was managed by the Max Borges Agency. The agency’s goal will be to highlight Capstone’s activities with the tech and lifestyle journals and magazines. You will note on our Capstone Connected website we had been featured in several publications earlier in our development. We were covered in Android Authority, AdPro, which is Architectural Digest, Forbes to name a few. These placements were the direct result of the PR agency, so in essence we will have a dual pronged approach as we enter Q3. Furthermore, as revenues increase, so will the investment and exposure campaigns and digital advertising to support growth later in this year.

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Capstone Companies, Inc. – Year-End 2020 Financial Results Conference Call, April 1, 2021

It is becoming clear that the loud impact on the market will be Q3 and Q4 of 2021. Production will be ramping up in preparation for these periods over the summer. Our social media reach will be expanded. The website will continually be updated with video, and photography and digital advertising campaigns will be in full force to stimulate retail interest. Additional opportunities will be explored later this year as well.

We are receiving numerous inquiries from the hospitality industry, the home development industry, as well as conventional big box retail which have expressed interest in our Connected Surfaces portfolio. One of the governing criteria that will determine our pace at which we pursue these channels will be manufacturing capacities and possible customizations that could be required to meet specific channel needs. We will strive to tune our capacities to meet the demand on a cost effective, just-in-time basis.

Before we get into the Q&A session and at the risk of being redundant, I would like to take a few moments to highlight the data points that are driving the optimism and the enthusiasm management holds for the Connected Surfaces program.

The smart home market - revenues in the smart home segment amounted to approximately $85 billion in 2020. Revenues in the smart home segment is expected to show an annual growth rate from 2018 to 2022 of approximately 18%, resulting in a market volume of an estimated $140 billion in 2023. Household penetration in 2018 was 7.5%. It’s expected to hit 19.5% by 2022.

Smartphone - smartphone users in the U.S. exceeds 270 million and projected at 290 million in 2024. This clearly confirms the expansion of technology into our daily lives.

Most importantly, fixed broadband subscriptions - fixed broadband subscriptions in the U.S. exceed $110 million and this represents the significant potential for smart mirrors in smart homes.

In conclusion, essentially people want to remain connected as content and device capabilities advance. Entertainment, communications, scheduling, learning are all available at one’s fingertips. Surface computing is finding its way into the home on refrigerators, on furniture, etc. It’s hard to imagine a home five years from now that will not have numerous computing platforms operating seamlessly and affordable throughout the home. The mirror as a tech device is a logical addition to the emerging digital home environment. Our entry into the market could not be more timely and our vision could not be any more clear.

I want to thank you for your time, and I look forward to scheduling future discussions as our progress continues in the areas of testing, product placements, initial shipments, Amazon launch, and what have you. We will keep you informed, but rest assured everything is being done by our management team to leverage our strengths and get this into the marketplace as soon as possible.

Aimee Brown

Great. Doug, if you want to open up the lines?

Operator

Thank you. Ladies and gentlemen, we will now be conducting a question-and-answer session.

Our first question comes from the line of David Kay, a private investor. Please proceed with your questions.

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Capstone Companies, Inc. – Year-End 2020 Financial Results Conference Call, April 1, 2021

David Kay

Yes, thank you for taking my call. I had a question about the proprietary aspect of it, because I see on the website that it’s mentioned that just proprietary uses for your guys’ technology. Can I get any kind of info on that?

Stewart Wallach

Yes David, this is Stewart Wallach speaking. Thanks for the question. Let me add a little color to that.

It’s important—and I really appreciate the fact that you’ve obviously studied the website, which was early in our development, there were a number of approaches, methodologies that we were explored on the initial mirror, and one of those proprietary aspects was actually utilizing a tablet format that was docked to the mirror. Subsequent to that time, we were able to integrate the product inside, so that proprietary opportunity is no longer something that was necessary.

I will say this, however - there are other proprietary aspects to the product that we are exploring, but again we cannot proceed until the certifications are complete because we need to be sure that the legal side reviews the product as a finished product. There is one or two aspects of the product that we do believe are proprietary in the way we develop the product, the way we sync up the product, and that should all be dealt with in the next 60 to 90 days. But today, I’m not in a position to declare any one thing in particular that is particularly related to the one that you’re talking about earlier in the year.

David Kay

Thank you for your time.

Stewart Wallach

You bet, David. Thank you.

Operator

Our next question comes from the line of Mike Cory, a private investor. Please proceed with your questions.

Mike Cory

Hi, thanks for taking my call. My question to you is, the Directors of the Company, is there any changes that might be coming, someone maybe with some experience—you know, has been through this process, so just wanted to know if there is someone or changes that might be coming that shareholders could expect in that regard. Thank you.

Stewart Wallach

You bet, Mike. This is Stewart Wallach speaking again. Let me comment on that.

Absolutely. Let me say this, that management and the Board of Directors has recognized that we want to expand our independent, but we also wanted to bring in some Board members that may be able to contribute directly to the growth of the Company and how we’re proceeding.

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Capstone Companies, Inc. – Year-End 2020 Financial Results Conference Call, April 1, 2021

It’s not easy to attract quality Board members and Directors at a time when, of course, the Company’s revenues plummeted, and we were facing so many other challenges.  But now that 2020 is behind us and management enthusiastically embraces the future, I would imagine that the Board is going to be looking considerably different than it looks today, probably by Q3, Q4 at the latest.

Mike Cory

Thank you.

Stewart Wallach

Stewart Wallach

You bet.

Operator

Our next question comes from the line of Eddie Hattar with Hattar Investments. Please proceed with your questions.

Eddie Hattar

Yes, good morning. Do you anticipate on hiring a member that can possibly create additional relations overseas, such as the Middle East and the Asia countries, for the smart mirror?

Stewart Wallach

Eddie, this is Stewart Wallach speaking. Let me give you a background if you are not aware of how we’ve gone to market in the past globally. We typically do not try to hire or increase overheads as it relates to sales and marketing activities other than programming. What we have found works very successfully is consultants and agents that are paid on transactions - they then have a vested interest in making things happen and it’s a more meaningful relationship. We, particularly internally - myself, George Wolf and others, have always maintained the key relationships with the primary accounts, but when we go abroad, we will be using agents and representatives that are proven, they’ll be properly vetted, and are in most cases connected into the cultural aspects of doing business in those markets.

Eddie Hattar

Thank you very much.

Stewart Wallach

You bet, Eddie. Thank you.

Operator

Our next question comes from the line of Eric Ralph, a private investor. Please proceed with your questions.

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Capstone Companies, Inc. – Year-End 2020 Financial Results Conference Call, April 1, 2021

Eric Ralph

Thank you. Thank you for taking time here. I had a question - as far as I know, the smart mirror is the up and coming thing. Are you guys going to continue and spread out into other areas of smart technology? I say this down the road, I realize the mirror is the most important thing, and then the other products that you do sell, are you going to continue on with those also?

Stewart Wallach

Eric, this is Stewart speaking. If you’ll notice, when we initially started discussing and introducing the category, we coined it as Capstone Connected Surfaces, which is a very broad, relatively non-descript name, with reason. As the market, and this might be something you’d be interested in looking into, is this notion of ambient computing, and ambient computing is the theory that we are going to be completely surrounded by content in our living spaces. You’ll walk into your home, it will be seamless, you won’t really even see it at times, you’ll just be talking to it. You may be walking in and saying, what are my bills that I have to pay today, and the voice will tell you, you have to pay this-this-this, and you’ll say, go ahead and pay it. This is the future living space. This is what our vision was when we started thinking relative to connected surfaces.

Today the entry into that market was through the mirror, and the mirror was an obvious entry because mirrors haven’t changed in hundreds of years, so basically while every home in America has six, seven mirrors, those mirrors are all opportunities to upgrade, particularly as trends change in digital lifestyles. However, beyond the mirror, once we are positioned well in the area of technology, ambient computing, and delivering content through various computer platforms, the mirror will be part of a program. There will be other things that we’re exploring and hopefully will be able to develop in the years to come that will speak to you in your home, in your living space, and deliver the content that you want without having to carry around a smartphone in your home.

We feel very strongly about those opportunities, but the most key thing is that we will be at the ground floor. We will be bringing technology to the walls of your home early on through a product that is generally accepted as a basic product in every home, and that is a mirror. But to answer your question, without being able to—without suggesting any kind of dog whistle here or putting out anything that could be perceived differently, today our focus is the smart mirror.

Now, when I say that, styles are rampant. We could be bringing styles out as the market dictates. Right now, the entry level mirror is essentially a rectangular design, the full-length wardrobe mirror is basically a wardrobe mirror that can be used for fitness purposes as well. We have a round mirror in design, but we will deliver the styles to the market as the market can absorb them.

Insofar as the other products that we have built a business on over the years, i.e. LED, these things have become commodities and the margin possibilities and the points of differentiation for our Company are greatly diminished. When we started in the LED business, just as a point of reference, light bulbs were selling at $9.99 for a light bulb. Today, light bulbs are back to $0.79, so that gives you some indication as to the value proposition as it relates to LED and what we could do to be recognized as unique and innovative.

So yes, our whole approach and our whole dedication is to the Connected Surfaces portfolio. That’s probably more than you needed to hear, but I get up on tangents when I start to talk about this.

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Capstone Companies, Inc. – Year-End 2020 Financial Results Conference Call, April 1, 2021

Eric Ralph

That’s all right. Thank you for your time.

Stewart Wallach

You bet.

Operator

Our next question comes from the line of James Altman, a private investor. Please proceed with your question.

James Altman

Yes, thank you for taking the call, and good luck in the future. One of the questions I had, looking at the uses of this mirror production-wise, the home uses is certainly big but what about hotels, casinos, places around the world? Is that something that we’re working towards, already lining stuff up to be able to market that way?

Stewart Wallach

Absolutely. I actually mentioned earlier, and maybe I just glanced over it, the fact that we are already receiving numerous inquiries from two particular areas:  the building industry, developers, and hospitality industry. We’re doing some groundwork; we’re learning about those markets. They would not be an out-of-the-box product, if you will, so that is why I referenced that certain customizations may be required, etc., and they need to fit into an overall strategy whereby our volumes and scale are not compromised for a small opportunity.

We don’t know the magnitude of it, but I can tell you this - we absolutely see the fit. We have had interest expressed from luxury condominium towers to health spas, fitness centers, and of course the hotel industry in their remodeling campaigns. At this point, we do not know where we’ll fit into that, but I can’t envision a future without being part of that landscape.

James Altman

Good. Good to hear that direction, then, and I did hear you talk about that, but I didn’t catch the extent of it.

Stewart Wallach

Thanks Mike.

Operator

There are no further questions in the queue at this time. I would like to hand the call back to management for closing remarks.

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Capstone Companies, Inc. – Year-End 2020 Financial Results Conference Call, April 1, 2021

Stewart Wallach

All right, well thank you very much. It has been a long time since we have had an opportunity to talk to our shareholders and be so open and get an interaction going.  I plan on doing more of this, and just bear with us for the next 60, 90 days.  We are putting all of our energy into getting this product to market.  At the risk of sounding too enthusiastic, which I have to sometimes temper our enthusiasm—we’re laughing because we’re all very excited about this.  It has been a long time coming and the market is so ready for it. For a Company like ourselves to be at the ground floor of this is more than exciting.

Just to reference, I do not know how many of you are familiar—I’m sure most of you have heard of The Mirror Company, which while it’s a single application product, it’s a fitness product.  That company was bought last year by Lululemon for over $500 million. This company evolved out of the pandemic people taking their fitness with them because studios were closed, etc. Our platform is so far more expansive than that and touches many aspects of people’s lives, not just fitness.

Our model is not driven by delivering content. It’s just the opposite - we’re delivering technology through hardware that accesses content. That means our energy, our time, our intelligence will not be about building content. We will constantly deliver that content and make our platforms reach that content in a way that is meaningful for the user. I might also comment the fact that we have a 30-plus year experience in building products.

We also have experience in software. I was one of the founders of ExamSoft Worldwide.  I don’t know if many of you were aware of that, but today that’s the largest computer assessment technology in the education field. We started that business and today they give probably 75 million exams worldwide, so we have had backgrounds in software. We understand it, but frankly our niche and our strength are taking technology and embedding it into hardware. This is what we do well.

I think that the mere fact that companies like The Mirror Company, who I applaud what they have done, an amazing, amazing job, but their cost of entry is pretty high. They’ve raised hundreds of millions of dollars to get to the market, and here we are building our product, getting ready for delivery, and our only focus is raising money to support inventory levels. We have been able to fund this internally up until this point. We will need to address the issues of being able to ship in one to two days because things have changed, but at the same time, our knowledge of how to put a product together, how to build a product effectively, I think uniquely qualifies us to deliver significant profits in the months to come.

We are excited. We see the opportunities as endless. We have to pace ourselves. We have to be sure that we don’t over-sell our capabilities. We want to be sure that we ship on time, that we give a good user experience because that is where the viral growth will come from, that organic growth. I don’t need to remind everybody that we start with one mirror, but every home has many walls in it, so we’re excited, we look forward to it, and again I look forward to talking to you in the not-too-distant future.

Thanks again for all your time.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. Thank you for your participation. You may disconnect your lines at this time and have a wonderful day.

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